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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

American Axle & Manufacturing Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Dauch Drive

Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2006

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Date	3:00 p.m., local time, on Thursday, April 27, 2006

Place	AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business
(1) Elect directors.
(2) Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder (NYSE: AXL) at the close of business on March 1, 2006.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Voting	Your vote is very important. To be sure that your shares are properly represented at the meeting, please vote by using the telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided. Instructions on how to vote your shares are in the section entitled Questions and Answers about Voting and the Annual Meeting in the proxy statement and on the proxy card.

By Order of the Board of Directors,

Patrick S. Lancaster

Vice President, Chief Administrative Officer & Secretary
March 22, 2006

Along with the proxy statement and proxy card, we are sending you our 2005 Annual Report to Stockholders, which includes our audited, consolidated financial statements and other information that we encourage you to read.

2006 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

One Dauch Drive

Detroit, MI 48211-1198
www.aam.com

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held April 27, 2006

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

1. Q:	Why am I receiving this proxy statement?

A:	The Board of Directors of American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is soliciting proxies for the 2006 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of AAM common stock on March 1, 2006 (record date), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides related information so that you can make an informed decision.

The notice of annual meeting, proxy statement, proxy and 2005 annual report to stockholders are being mailed to stockholders on or about March 22, 2006.

2. Q:	What will I vote on?

A:	Election of three directors to serve on AAM’s Board of Directors (Board). The Board recommends a vote for election of each of the three director nominees. The Board is unaware of any other business that will come before the meeting.

3. Q:	How many votes are needed for the proposal to pass?

A:	Directors are elected by a plurality of the votes cast.

4. Q:	How many votes must be present to hold a meeting?

A:	Under AAM’s bylaws, a majority of shares of AAM common stock as of the record date must be present in person or by proxy to hold the annual meeting (quorum). Proxies received but marked as withheld or broker non-votes will be included in the calculation of the number of votes present at the annual meeting.

5. Q:	How do I vote?

A:	You can vote either in person at the annual meeting or by proxy without attending the annual meeting. If you attend the meeting in person, you may vote at the meeting and any previous proxy will not be counted.

If your shares are held in your name, you may vote by proxy in one of the following ways:

•	By mail. Complete, sign, date, and return your proxy card in the envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the nominees;

•	By telephone. Call 1-800-652-VOTE (8683) toll free, also listed on the enclosed proxy card, and follow the simple instructions provided by the recorded message.

•	By Internet. Access http://www.computershare.com/us/proxy, also listed on the enclosed proxy card, and enter the information requested on your computer screen.

If your shares are held in street name by a broker, bank, other holder of record, or through one of the AAM 401(k) plans, follow the instructions on the proxy card they provide.

6. Q:	Can I change my vote?

A:	You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;

•	voting in person at the annual meeting; or

•	delivering a later-dated proxy vote by mail, telephone or the Internet.

7. Q:	How will votes be counted?

A:	Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and act as the inspector of election. In the election of directors, you may vote “FOR” one or more of the nominees or your vote may be “WITHHELD” for one or more of the nominees. If you withhold your vote on the election of directors, your shares will be counted for purposes of determining a quorum. Withheld votes will not affect the election of directors. If you sign your proxy card without giving specific instructions, your shares will be voted as recommended by the Board.

8. Q:	What if I do not vote and do not attend the annual meeting?

A:	If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

If you hold shares in “street name”, and you do not give your bank, broker or other holder of record specific voting instructions, your record holder can vote your shares on the election of directors at its discretion.

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes”. Broker non-votes will have no effect on the vote for the election of directors. Broker non-votes will be counted for purposes of determining a quorum.

9. Q:	What shares are included on the proxy card?

A:	The shares on each proxy card represent the shares held on the record date. If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Vote all of the proxy cards to ensure that all shares are voted.

10. Q:	How many shares can be voted?

A:	As of the record date, 51,059,708 shares of AAM common stock were eligible to be voted. A holder of common stock is entitled to one vote per share.

11. Q:	How will I know the results of voting?

A:	You may find the results in AAM’s Form 10-Q for the second quarter of 2006.

ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board proposes that nominees Forest J. Farmer, Richard C. Lappin and Thomas K. Walker be elected to the Board for terms expiring at the annual meeting of stockholders in 2009.

The Board unanimously approved these nominations based on the outstanding achievements, special competencies and integrity of each nominee. A biographical summary containing the principal occupation and professional background and experience of each nominee and returning director is provided.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

NOMINEES FOR DIRECTOR

FOREST J. FARMER
Age 65
Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for four technology and manufacturing corporations, since 1998. Mr. Farmer is the President of Trillium Teamologies, an IT solutions provider located in Royal Oak, Michigan, and is presently Chairman of the Board & Chief Executive Officer of Enerflex Solutions LLC. Enerflex is a joint venture between The Farmer Group & the Woodbridge Corporation of Woodbridge, Ontario, Canada. In 1994 he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Mr. Farmer serves on the Boards of Directors of a number of corporations and organizations, including The Lubrizol Corporation, St. John’s Hospital System and Saturn Electronics Corporation.	Director since 1999
RICHARD C. LAPPIN
Age 61
Richard C. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, he served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President and Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Since 1999, Mr. Lappin has served on the Board of Directors of Clark, Inc. (Clark Consulting).	Director since 1999
THOMAS K. WALKER
Age 65
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 40-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University.	Director since 1999

RETURNING DIRECTORS

DIRECTORS — to hold office until 2007 Annual Meeting of Stockholders

ELIZABETH A. CHAPPELL
Age 48
Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Prior to that, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. Since 1999, Ms. Chappell has served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Citizens Research Council, Hospice of Michigan and Michigan Economic Development Corporation. Ms. Chappell is a former board member of the Detroit Regional Chamber, Karmanos Cancer Institute and Michigan Economic Growth Authority.	Director since 2004
B. G. MATHIS
Age 73
B. G. Mathis retired from AAM as Executive Vice President — Administration & Chief Administrative Officer on December 31, 2000. He had been with AAM since its formation. Prior to joining AAM, Mr. Mathis served for 28 years at Chrysler Corporation and held increasingly responsible executive administrative positions, including Manager of Personnel for all Chrysler manufacturing operations. He retired from Chrysler Corporation in 1988, and is an attorney.	Director since 1997
DR. HENRY T. YANG
Age 65
Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D degree in engineering from Cornell University, as well as four honorary doctorates. He is a member of the National Academy of Engineering. He is an active member of the Executive Committee of the American Association of Universities, the Steering Committee of the Association of Pacific Rim Universities, and the Board of Trustees of University Research Association.	Director since 2004

DIRECTORS — to hold office until 2008 Annual Meeting of Stockholders

RICHARD E. DAUCH
Age 63
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board of Directors. He has been Chief Executive Officer and a member of the Board of Directors since the Company began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 40 years of experience in the automotive industry. Mr. Dauch has been named the 1996 Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame, the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association, and the 1999 Michiganian of the Year by The Detroit News. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. Mr. Dauch currently serves as Honorary Vice Chairman of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages.	Director since 1994
WILLIAM P. MILLER II
Age 50
Mr. Miller is the Senior Investment Officer, Fund Management for the Ohio Public Employees Retirement System. Mr. Miller also serves on the Boards of Directors and various committees of the Chicago Mercantile Exchange, Chicago Mercantile Exchange Trust, the BTOP50 Index Fund, and the Dubai International Financial Exchange. Mr. Miller is also a member of Financial Accounting Standards Board’s User Advisory Council, the advisory board for the Kent State University Master of Science in Financial Engineering program and the Investment Risk Committee of the International Association of Financial Engineers. Previously, Mr. Miller was: Senior Risk Manager for the Abu Dhabi Investment Authority; Risk Management Adviser for the Rockefeller Foundation; Advisor to the consulting firm Africa Global; Independent Risk Oversight Officer for Commonfund; Director, Trading Operations and Asset Mix Management for General Motors Investment Management Corporation (having also held positions in treasury engineering); and a Financial Analyst for the U.S. Department of Treasury.	Director since 2005
LARRY K. SWITZER	Director since 2005

Age 62
Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Prior to that, he was Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. He has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the New York Stock Exchange (NYSE) listing standards. AAM’s Corporate Governance Guidelines are attached as Appendix A and are available on our website at www.aam.com/governance.

Board Structure and Self-Evaluation

The Board has nine members and is equally divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company. The Board and the Audit Committee, Compensation Committee and Nominating/ Corporate Governance Committee each conduct an annual self-evaluation in order to monitor and continuously improve the effectiveness of the Board and its committees.

Board Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating/ Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of its directors. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination. The Director Independence Guidelines are set forth in AAM’s Corporate Governance Guidelines, which are attached as Appendix A and are available on our website at www.aam.com/governance.

Based on the independence criteria of the NYSE listing standards and our Director Independence Guidelines, the Board affirmatively determined in February 2006 that seven of the nine current directors are independent. They are identified in the Committee Membership Table, below. The Co-Founder, Chairman of the Board & Chief Executive Officer, Richard E. Dauch, an AAM employee, and B. G. Mathis, who is related to an AAM executive, are not independent from the Company.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive session without AAM management present at the end of each scheduled Board meeting. Independent directors meet in executive session without AAM management present at least once each year. Thomas K. Walker, an independent director, has been selected by the Board to preside at each executive session.

Stockholder Communication with the Board

Stockholders may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com. Depending on the subject matter of the communication, the Secretary will (a) forward the communication to the director or directors to whom it is addressed; (b) handle or refer the matter to the appropriate AAM department; or (c) not forward the communication if it is a commercial solicitation or other inappropriate topic. At each Board meeting, the Secretary presents a summary of communications received and makes them available to the Board.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. Included in the Code of Business Conduct is a Code of Ethics for AAM’s CEO, CAO, CFO and other Senior Financial Officers. The Board annually reviews and receives training on the Code of Business Conduct, which is available on our website at www.aam.com/governance. A copy also may be obtained by any stockholder upon request to the AAM Investor Relations Department.

Board Committee Composition

During 2005, the Board held five meetings. Directors are expected to attend all Board meetings, meetings of the committees on which they serve, and stockholder meetings. During 2005, all directors attended 75% or more of the meetings of the Board and the committees on which they served. All directors attended the 2005 annual meeting of stockholders. The following table shows the membership of the Board’s committees as of March 1, 2006 and the number of committee meetings held during 2005.

COMMITTEE MEMBERSHIP TABLE

(1)	Independent (see Board Independence, above.)

Audit Committee

All members of the Audit Committee are financially literate under applicable NYSE rules. Mr. Lappin, Mr. Miller and Mr. Switzer also qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission (SEC) in Regulation S-K of the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board with respect to: (a) the quality and integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee operates under a written charter that is available on AAM’s website at www.aam.com/governance. The Report of the Audit Committee begins on page 31.

Compensation Committee

The Compensation Committee establishes and reviews AAM’s executive compensation philosophy and programs and approves executive officer compensation to support AAM’s business strategies and objectives. The Compensation Committee operates under a written charter that is available on AAM’s website at www.aam.com/governance The Report of the Compensation Committee on Executive Compensation begins on page 19.

Nominating/ Corporate Governance Committee

The Nominating/ Corporate Governance Committee’s primary responsibilities are to: (a) identify qualified individuals to serve on the Board; (b) review AAM’s Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and (c) oversee and approve the process for succession planning for the Chief Executive Officer and other executive officers. The Nominating/ Corporate Governance Committee operates under a written charter that is available on AAM’s website at www.aam.com/governance.

AAM’s Corporate Governance Guidelines state the qualifications for Board membership and the nomination process, which are discussed below.

Director Qualifications. The Nominating/ Corporate Governance Committee is responsible for recommending nominees for membership on the Board in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer. Candidates are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Board candidates should possess certain qualities, including: (a) high ethical character and shared values with AAM; (b) high-level leadership experience and achievement at a policy-making level in business or in educational or professional activities; (c) knowledge of issues affecting AAM; (d) financial, technical, international business or other expertise or industry knowledge; (e) willingness to apply sound, independent business judgment; and (f) sufficient time and availability to effectively carry out a director’s duties.

Selection Process for New Director Nominees. In consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, the Nominating/ Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board. Referrals from a Board member or other appropriate source are considered. Candidates are then evaluated by the Nominating/ Corporate Governance Committee and individuals meeting the Board’s criteria are recommended for further consideration and interviews by the Nominating/ Corporate Governance Committee and other directors. The Nominating/ Corporate Governance Committee then proposes the recommended candidate as a nominee for Board approval.

With respect to director candidates recommended by stockholders, the Nominating/ Corporate Governance Committee follows the procedures described in Other Information, Stockholder Proposals for 2007 Annual Meeting.

Nominees for Re-election to the Board. Incumbent directors are subject to evaluation by the Nominating/ Corporate Governance Committee and/or the Board before being nominated for re-election by the stockholders. The Board considers, among other things, an incumbent director’s meeting attendance record and contributions to the activities of the Board.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership Table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership Table.

DIRECTORS’ COMPENSATION

Only non-employee directors are compensated for Board service. All directors are reimbursed for out-of-pocket expenses of attending Board and committee meetings.

Annual retainer and meeting attendance fees

Annual retainer	$40,000
Board meeting attendance fee	1,500
Committee attendance fee
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for committee-related business	1,000

Equity-based awards

At the 2005 annual meeting of stockholders, directors elected to serve a three-year term were granted options to purchase 7,500 shares of AAM common stock at the market price on the date of grant. The options vest in three equal annual installments and have a 10-year term. Directors elected for less than a full three-year term were granted options on a pro rata basis.

In February 2006, the Board approved a change in the form, but not the value, of equity-based compensation for non-employee directors. Beginning in 2006, the annual stock option grant of 7,500 shares will be replaced with a grant of restricted stock units. The Company will grant non-employee directors $40,000 worth of restricted stock units of AAM common stock upon election to the Board, and annually during their service as directors. The restricted stock units will vest in three equal annual installments and will carry voting and dividend rights from the date of grant.

Deferral

Directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under the Company’s Executive Deferred Compensation Plan (Plan). The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the Plan. Directors also may elect to defer distribution of AAM common stock upon vesting of the restricted stock units until after retirement from the Board.

Stock Ownership Guidelines

In February 2006, the Board amended the stock ownership guidelines for non-employee directors to increase the recommended minimum ownership from 1,000 to 4,000 shares of AAM common stock. Vested grants of restricted stock units will be counted as owned. Directors will have six years to meet the revised guidelines. All directors meet or exceed the stock ownership guidelines that were in effect until February 2006.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS AND

CERTAIN BENEFICIAL OWNERS

The following tables show the number of shares of AAM common stock beneficially owned as of March 1, 2006 by:

•	each of our directors;

•	our Co-Founder, Chairman of the Board & Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	all directors and executive officers (as of March 1, 2006) as a group.

•	each person known to us who beneficially owns more than 5% of AAM common stock;

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power, unless otherwise noted.

The beneficial ownership calculation includes the 51,059,708 shares of AAM common stock outstanding on March 1, 2006 and assumes the exercise of vested options to purchase 630,180 shares that were granted before AAM’s initial public offering in 1999.

DIRECTORS AND EXECUTIVE OFFICERS

	Shares	Options
	Beneficially Owned	Exercisable
	Excluding	Within 60	Percent of
Name	Options(1)	Days	Class

Directors
Elizabeth A. Chappell	1,000	2,500	*
Forest J. Farmer	1,000	13,500	*
Richard C. Lappin	6,000	7,500	*
B.G. Mathis(2)	102,000	210,840	*
William P. Miller II	1,000	2,500	*
Larry K. Switzer	1,000	2,500	*
Thomas K. Walker	1,000	13,500	*
Dr. Henry T. Yang	1,000	5,000	*
Named Executive Officers
Richard E. Dauch(3)	3,072,546	1,505,000	8.6%
Joel D. Robinson	12,600	346,000	*
Yogendra N. Rahangdale	9,200	171,000	*
David C. Dauch(4)	21,328	92,010	*
Thomas L. Martin	4,100	33,000	*
All Directors and Executive Officers as a Group (25 persons)(5)(6)	3,293,631	3,455,858	12.4%

(*)	Represents holdings that do not exceed 1%.

(1)	Includes the following number of shares of restricted stock granted to executive officers during 2005. The restricted stock carries dividend and voting rights from the date of grant.

Richard E. Dauch	233,419
Joel D. Robinson	12,600
Yogendra N. Rahangdale	4,200
David C. Dauch	4,200
Thomas L. Martin	3,000
Executive Officers as a Group	291,219

(2)	Includes 2,000 shares held in trust by Mr. Mathis’s spouse.

(3)	Includes 2,427,417 shares of AAM common stock held in family trusts and 411,710 in a charitable family foundation. Excludes shares held by the Sandra J. Dauch Gift Trust (4,641,807), of which Richard E. Dauch’s spouse is trustee (shown in the following table).

(4)	Includes 500 shares held in trusts for the benefit of David C. Dauch’s children, of which his spouse is trustee.

(5)	Includes directors and executive officers as of March 1, 2006. The group does not include Joel D. Robinson, who retired from AAM on February 1, 2006, and Thomas L. Martin, who assumed a non-executive officer position with AAM on January 1, 2006.

(6)	Does not include the following restricted stock units granted to executive officers during 2005.

Richard E. Dauch	155,612
Joel D. Robinson	8,400
Yogendra N. Rahangdale	2,800
David C. Dauch	2,800
Thomas L. Martin	2,000
Executive Officers as a Group	186,012

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports on Schedule 13G with the SEC for the period ending December 31, 2005, unless indicated otherwise, stating that they beneficially own more than 5% of AAM’s common stock.

	Shares of Common	Percent of
	Stock Beneficially	Shares
Name and Address	Owned	Outstanding

Barclays Global Investors, NA(1)	4,903,232	9.64%
45 Fremont Street San Francisco, CA 94105
Brandes Investment Partners, LP(2)	4,817,531	9.50%
11988 El Camino Real, Suite 500 San Diego, CA 92130
Dimensional Fund Advisors Inc.(3)	3,172,000	6.23%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
FMR Corp.,(4)	7,652,021	14.97%
82 Devonshire Street Boston, MA 02109
Sandra J. Dauch Gift Trust dated May 25,1998(5)	4,641,807	9.09%
One Dauch Drive Detroit, MI 48211
Wellington Management Company, LLP(6)	4,454,037	8.75%
75 State Street Boston, MA 02109

(1)	Based on the Schedule 13G filed by Barclays Global Investors, NA, reporting sole voting power over 4,602,283 shares and sole investment power over 4,903,232 shares.

(2)	Based on the Schedule 13G filed jointly by Brandes Investment Partners, LP, Brandes Investment Partners Inc., Brandes Worldwide Holdings, LP, Charles H. Brandes, Glen R. Carlson and Jeffrey A. Busby, reporting shared voting power over 3,651,337 shares and shared investment power over 4,817,531 shares.

(3)	Based on the Schedule 13G filed by Dimensional Fund Advisors Inc., reporting sole voting and investment power over 3,172,000 shares.

(4)	Based on the Schedule 13G filed jointly by FMR Corp. and Edward C. Johnson 3d, reporting sole voting power over 7,400 shares and sole investment power over 7,652,021 shares.

(5)	Based on the Schedule 13G filed by the Sandra J. Dauch Gift Trust, indicating sole voting and investment power over 4,641,807 shares. The trustee is Richard E. Dauch’s spouse.

(6)	Based on the Schedule 13G filed by the Wellington Management Company, LLP, reporting shared voting power over 2,714,200 shares and shared investment power over 4,404,137 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. We believe that all Section 16(a) filing requirements applicable to our executive officers, directors and owners of more than 10% of AAM’s common stock were met during 2005.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following graph and table compare the percentage change in the cumulative total stockholder return on AAM’s common stock from December 31, 2000 through December 31, 2005 with the cumulative total return of a Competitor Peer Group(1), an industry index(2), and the Standard & Poor’s 500 Composite Index. The total stockholder return includes the reinvestment of dividends(3). The closing price for AAM common stock at the end of fiscal 2005 was $18.33.

	Cumulative Total Return

Company/Index/Market	12/00	12/01	12/02	12/03	12/04	12/05

American Axle & Manufacturing Holdings, Inc.	100.00	269.35	295.06	509.23	391.52	240.62

S & P 500	100.00	88.12	68.64	88.33	97.94	102.75

Motor Vehicle Parts Industry	100.00	128.65	106.47	153.80	155.42	120.77

Competitor Peer Group	100.00	137.95	105.50	156.67	161.85	107.93

(1)	Competitor Peer Group — consists of ArvinMeritor, Inc., Autoliv, Inc., BorgWarner, Inc., Collins & Aikman Corporation, Dana Corporation, Delphi Corporation, Dura Automotive Systems, Inc., Lear Corporation, Magna International, Inc., Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation.
(2)	SIC Code 3714 — Motor Vehicle Parts & Accessories.
(3)	Assumes $100 invested on December 31, 2000 and reinvestment of dividends from December 31, 2000 through December 31, 2005.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee oversees AAM’s compensation programs for executive officers and other executives to promote achievement of AAM’s business strategy and objectives. The responsibilities and governance of the Compensation Committee are described in Board Committees.

Philosophy and Objectives: AAM’s executive compensation program is designed to:

•	Link executive compensation to the achievement of AAM’s financial and operational performance objectives

•	Align executive compensation with the interests of stockholders

•	Attract, motivate and retain talented and experienced executives

AAM’s executive compensation program reflects our results-oriented corporate culture that rewards achievement of aggressive goals. A major portion of our executive officers’ total compensation is variable and at-risk. Our incentive programs link executive officer compensation directly to AAM’s performance and stock price appreciation. As discussed below, AAM’s annual and long-term incentive plans give executive officers the opportunity to earn above-average compensation for above-average performance as compared to the performance of AAM’s Competitor Peer Group. We believe AAM’s pay-for-performance philosophy enables AAM to attract and retain talented, achievement-oriented executives who are committed to AAM’s long-term success.

Compensation Components and Processes: The primary components of AAM’s executive compensation are base salary, annual incentives and long-term incentives. In determining compensation levels for AAM’s executive officers, the Compensation Committee reviews surveys from several independent sources to ensure that the Company’s total compensation program is competitive. The surveys compare compensation practices of companies with which AAM may compete for executive candidates, including companies in AAM’s Competitor Peer Group, other automotive suppliers, durable goods manufacturers and industrial companies.

The Compensation Committee also relies on the advice of independent consultants to ensure that AAM’s compensation and benefits programs are designed to achieve AAM’s performance objectives in a manner that is consistent with AAM’s compensation philosophy. During 2005, Towers Perrin served as independent consultant to the Compensation Committee on executive compensation, reporting directly to the Chairman of the Compensation Committee. Towers Perrin also advised the Compensation Committee on the compensation of AAM’s Co-Founder, Chairman of the Board & Chief Executive Officer, Richard E. Dauch.

Annual Base Salary. In consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, the Compensation Committee reviews base salaries of executive officers on an annual basis. A number of factors are considered in determining salary levels, including the performance of the individual and the business unit or function under his or her leadership, the Company’s performance, and economic and business conditions affecting AAM at the time of the review. Salaries may be adjusted to recognize outstanding individual performance, a significant change in an individual’s responsibilities, or if competitive market data indicate a significant deviation compared to market. Salaries earned by the named executive officers for the past three years are shown in the Summary Compensation Table.

Annual Incentive Awards. Annual incentive compensation is designed to align executive officer pay with AAM’s annual performance. Cash bonuses are awarded to the extent the Company meets or exceeds annual performance targets set in advance by the Compensation Committee pursuant to the Amended and Restated American Axle & Manufacturing, Inc. Executive Officer Incentive Compensation Plan (bonus plan). The annual bonus of the Co-Founder, Chairman of the Board & Chief Executive Officer is determined under the terms of his Employment Agreement dated November 6, 1997, as amended (Employment Agreement), which is discussed separately below.

Under the bonus plan, the factors used to measure performance and calculate bonus awards for executive officers (other than the CEO) are: (1) after-tax return on invested capital, (2) net operating cash flow, and (3) net income as a percentage of sales. Bonus awards are permitted only if the Company is profitable and pre-determined threshold targets are met. Individual awards are subject to adjustment based on the evaluation of the Co-Founder, Chairman of the Board & Chief Executive Officer.

For the 2005 performance period, the Compensation Committee weighted each bonus factor equally and set performance targets intended to exceed the performance of two-thirds of AAM’s Competitor Peer Group and to achieve budgeted cash flow objectives approved by the Board. Bonuses awarded to the named executive officers are shown in the Summary Compensation Table.

Long-term Incentive Compensation. AAM’s objectives in offering long-term incentives are to:

•	reward achievement of long-term performance goals

•	provide incentives for executive retention

•	facilitate stock ownership among executive officers

•	reduce dilution and run rates

•	align executive officer and stockholder interests

In 2005, AAM’s long-term incentive program for executive officers included awards of performance accelerated restricted stock (PARS), restricted stock units (RSUs) and nonqualified stock options. Total long-term incentive awards to individual executive officers in 2005 were allocated to provide 50 percent of the total dollar value of the award in stock options and the remaining 50 percent in PARS/ RSUs. PARS were the exclusive form of long-term incentive awarded to non-officer, executive-level associates. This approach takes into consideration the higher levels of responsibility and influence on AAM’s strategic direction and long-term performance of executive officers.

The Compensation Committee reviews and approves grants of long-term incentives to executive officers based on the Company’s performance and each individual’s level of responsibility, performance and other special circumstances, as recommended by the Co-Founder, Chairman of the Board & Chief Executive Officer. All long-term incentive awards in 2005 were made under the 1999 Restated American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (Stock Incentive Plan). The terms and conditions of awards under the Stock Incentive Plan are stated in individual award agreements entered into on the date of grant.

Performance Accelerated Restricted Stock. PARS and RSUs vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the third or fourth years of the applicable grant. Accelerated vesting will be contingent upon the Company’s achievement of pre-determined performance goals, measured by total stockholder return (TSR) as compared to the TSR of the Company’s Competitor Peer Group. Vesting will not be accelerated unless relative TSR is positive. Grants of PARS and RSUs awarded to the Company’s named executive officers are shown in the Summary Compensation Table.

Stock Options. Prior to 2005, nonqualified stock options were the sole form of long-term incentive for executive officers and executive-level associates. As a result of a change in AAM’s long-term incentive program, the total number of stock options awarded in 2005 (328,500) was significantly lower than the number of stock options awarded in 2004 (1,592,500) and previous years. Options are granted at market price, vest in three approximately equal annual installments, and have contractual terms of 10 years.

In October 2005, the Compensation Committee reviewed certain terms and conditions related to “out-of-the-money” stock options granted to executives during 2002 through 2005. In consultation with Towers Perrin and in consideration of competitive compensation practices, the Compensation Committee concluded that it would be fair and reasonable to extend the exercise period to five years for “out-of-the-money” stock options which become vested upon termination of employment with AAM upon death, disability or retirement under the Company’s retirement program. The amendments to these “out-of-the-money” stock options were described in the Company’s Form 8-K filed with the SEC on October 31, 2005.

The Compensation Committee approved, effective January 1, 2006, the acceleration of vesting of stock options granted to AAM employees during 2004 and 2005, which were “out-of-the-money” on December 31, 2005. Accelerated vesting was intended to avoid recognition of compensation expense associated with these stock options in future financial statements upon the Company’s adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payments” on January 1, 2006.

Management’s Stock Ownership Requirements: The Compensation Committee established the following stock ownership requirements in October 2004. Based on the market value of AAM’s common stock, ownership requirements are determined as a multiple of each executive officer’s base salary.

Multiple of
Base
Position	Salary

Co-Founder, Chairman & CEO	5
Vice Chairman or President & COO	3
Executive VP, Senior VP, Division President	2
Vice President	1

Stock ownership levels must be attained within five years from October 2004 or, for new executive officers, from the date of taking office. If compliance is not achieved in five years, 50 percent of an executive officer’s bonus will be deferred into restricted stock until the applicable level is attained. Ownership requirements must be maintained until retirement. Shares owned directly (including restricted stock) or through AAM’s 401(k) Plan are considered in determining stock ownership levels. Unexercised stock options are not considered.

Currently, the Co-Founder, Chairman of the Board & Chief Executive Officer’s stock ownership exceeds the requirement for his position. Other executive officers have met or are on target to meet the stock ownership requirements for their respective positions.

Compensation of the Co-Founder, Chairman of the Board & Chief Executive Officer: Compensation of the Co-Founder, Chairman of the Board & Chief Executive Officer, Richard E. Dauch, is addressed in his employment agreements with AAM.

Upon unanimous approval of the Board, on November 3, 2005, AAM entered into an Employment Agreement Extension, Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement with Richard E. Dauch. Pursuant to the Employment Agreement Extension, Mr. Dauch agreed to extend the term of his Employment Agreement for an additional three years through December 31, 2009.

As an inducement for Mr. Dauch to extend the term of his Employment Agreement, the Company awarded Mr. Dauch a total of 300,000 shares of restricted stock and restricted stock units and agreed to credit Mr. Dauch with 20 years of AAM service, effective December 31, 2009, under the

AAM Amended and Restated Supplemental Retirement Program. The restricted stock and restricted stock units will vest at the end of the extended term of the Employment Agreement, except in the case of earlier death, disability or other event stated in the Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement.

In determining the compensation of Mr. Dauch during his extended term as CEO, the Compensation Committee reviewed the competitiveness of Mr. Dauch’s compensation as set forth in his Employment Agreement, taking into consideration, among other things, AAM’s past performance relative to its Competitor Peer Group and Mr. Dauch’s unique role with the Company. The Compensation Committee retained Towers Perrin as independent compensation consultants on this matter. Based on Towers Perrin’s analysis, the Compensation Committee recommended, and the Board approved, the compensation of Mr. Dauch as stated above.

Salary and Bonus. The annual salary earned by Mr. Dauch in 2005 was $1,245,837. Mr. Dauch was paid a bonus of $2,700,000 for 2005 performance.

In determining Mr. Dauch’s bonus, the Compensation Committee considered a number of factors, including the Company’s 2005 performance relative to the Competitor Peer Group. AAM’s continued profitable results in 2005 during the unprecedented structural change occurring in the U.S. domestic automotive industry was considered significant. The Compensation Committee believes that Mr. Dauch’s proactive leadership contributed to AAM’s ability to distinguish itself from other U.S. automotive suppliers, a number of which have filed for bankruptcy protection.

Pursuant to a supplemental compensation agreement with Mr. Dauch, the Company made the fifth and final annual installment payment of $2,360,873 in 2005. The supplemental compensation payments were in consideration for Mr. Dauch’s agreement to extend his Employment Agreement through 2006.

Long-term Incentives: In 2005, Mr. Dauch received the annual long-term incentive award available to him under his Employment Agreement in the form of a combination of PARS, RSUs and nonqualified stock options, consistent with the long-term incentive program for other executive officers. The long-term incentives awarded to Mr. Dauch in March 2005 have the same terms and conditions as the awards to all other executive officers. Long-term incentives awarded to Mr. Dauch during the last three years are shown in the Summary Compensation Table.

Tax Deductibility of Compensation: Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer or the named executive officers. During 2005, the Co-Founder, Chairman of the Board & Chief Executive Officer received compensation in excess $1 million. Consequently, a portion of Mr. Dauch’s compensation was not treated as a deductible income tax expense for 2005. Section 162(m) did not affect AAM’s ability to take a tax deduction for compensation paid to any other executive officer.

Summary: The Compensation Committee believes that AAM’s current compensation philosophy, objectives, practices and programs support AAM’s business strategy and objectives. The Compensation Committee believes that AAM’s compensation program is effective in attracting, retaining and motivating highly qualified individuals and provides appropriate incentives for achieving aggressive performance goals. The Compensation Committee regularly reviews AAM’s compensation and benefits programs to maintain an emphasis on performance and stockholder value. Programs are modified as appropriate to achieve their stated objectives, as well as to address systemic, structural changes in leading compensation practices.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman
Elizabeth A. Chappell
Thomas K. Walker

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND

EMPLOYMENT AND CONTINUITY AGREEMENTS

The following table shows compensation information for Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, and our four next highest paid executive officers as of December 31, 2005.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Base Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Name and Principal Position(1)	Year	($)	($)(2)	($)(3)	($)(4)	(#)	($)	($)(5)

Richard E. Dauch	2005	1,245,837	2,700,000	2,370,363	8,690,347	150,000	0	49,681
Co-Founder, Chairman	2004	1,150,000	2,999,995	2,368,596	na	300,000	0	45,070
of the Board & Chief Executive Officer	2003	1,129,750	3,950,000	25,845,231	na	300,000	0	33,375

Joel D. Robinson	2005	363,600	65,000	10,781	560,280	36,000	0	10,690
Vice Chairman	2004	338,103	340,000	687,357	na	90,000	0	7,804
	2003	330,804	520,000	4,525,117	na	110,000	0	9,485

Yogendra N. Rahangdale	2005	283,750	58,000	11,819	186,760	12,000	0	8,446
President and Chief	2004	263,750	270,000	8,770	na	45,000	0	9,145
Operating Officer	2003	242,467	420,000	1,042,997	na	39,000	0	8,519

David C. Dauch	2005	265,250	50,000	1,890	186,760	12,000	0	989
Executive Vice President	2004	225,000	220,000	1,964	na	28,000	0	1,008
Commercial & Strategic Development	2003	205,734	370,000	2,363,913	na	28,000	0	0

Thomas L. Martin	2005	264,552	47,000	15,153	133,400	8,000	0	8,995
Vice President & Chief	2004	151,667	140,000	5,153	na	25,000	0	1,825
Financial Officer	2003	na	na	na	na	na	na	na

(1)	Joel D. Robinson retired from AAM effective February 1, 2006. Thomas L. Martin assumed a non-executive officer position with AAM on January 1, 2006.

(2)	Amounts shown reflect bonuses earned in the year indicated and paid in the following year.

(3)	Other Annual Compensation includes: (a) earnings from the exercise of stock options and/or (b) the dollar value of the following perquisites: personal use of a Company vehicle (imputed taxable income), annual physical examinations and premiums for excess personal liability insurance. For each of the years reported, the total dollar value of perquisites for each of the named executive officers did not exceed the lesser of $50,000 or 10% of salary and bonus. For Richard E. Dauch, the amounts shown include an annual supplemental compensation payment ($2,360,873) received pursuant to an agreement described in the Report of the Compensation Committee on Executive Compensation.

(4)	Amounts shown reflect the fair market value (based on the closing price of AAM common stock on the date of grant) of shares of restricted stock and restricted stock units awarded under AAM’s Stock Incentive Plan. The amount shown for Richard E. Dauch includes 180,000 shares of restricted stock and 120,000 restricted stock units awarded on November 3, 2005 in connection with the extension of his Employment Agreement, and 53,419 shares of restricted stock and 35,612 restricted stock units awarded on March 15, 2005 under his Employment Agreement. All other shares of restricted stock and restricted stock units were awarded under AAM’s long-term incentive program on March 15, 2005. The terms of the awards are discussed in Report of the Compensation Committee on Executive Compensation.

The total number of shares of restricted stock and restricted stock units held by each of the named executive officers and the fair market value (based on the closing price of AAM common stock) as of December 31, 2005 were as follows: Richard E. Dauch — 233,419 shares, 155,612 units — $7,130,938; Joel D. Robinson — 12,600 shares, 8,400 units — $384,930; Yogen N. Rahangdale — 4,200 shares, 2,800 units — $128,310; David C. Dauch — 4,200 shares, 2,800 units — $128,310; and Thomas L.

Martin — 3,000 shares, 2,000 units — $91,650. Holders of restricted stock and restricted stock units are entitled to payment of dividends from the date of grant.

(5)	All Other Compensation includes: (a) employer matching contributions to an AAM 401(k) plan; (b) employer matching contributions to a nonqualified deferred compensation plan; (c) premiums for executive life insurance. For 2005, these amounts are, respectively: Richard E. Dauch — $6,219, $2,071 and $41,391; Joel D. Robinson — $6,281, $-0 and $4,409; Yogendra N. Rahangdale — $6,281, $-0 and $2,165; David C. Dauch — $-0, $406, and $583; and Thomas L. Martin — $6,281, $1,949, and $765. For 2004, these amounts are, respectively: Richard E. Dauch — $6,150, $2,071 and $36,849; Joel D. Robinson — $6,150, $-0 and $1,654; Yogendra N. Rahangdale — $6,150, $-0 and $2,995; David C. Dauch — $-0, $405 and $603; and Thomas L. Martin — $769, $1,056 and $1825. For 2003, these amounts are, respectively: Richard E. Dauch — $6,000, $-0 and $27,375; Joel D. Robinson — $6,000,$-0 and $3,485; Yogendra N. Rahangdale — $6,000, $-0 and $2,519; and David C. Dauch — $-0, $-0 and $-0. Thomas L. Martin was not an AAM employee in 2003.

The following table shows additional information concerning stock options granted to the named executive officers in 2005.

OPTION GRANTS IN 2005

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants(1)				Option Term(2)

		Percent of
		Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise		5%	10%
	Options	in Fiscal	or Base Price	Expiration	Stock Price	Stock Price
Name	Granted	Year	($ per share)	Date	$43.41	$69.12

Richard E. Dauch	150,000	45.7%	26.65	3/15/2015	$2,514,000	$6,370,500

Joel D. Robinson	36,000	11.0%	26.65	3/15/2015	$603,360	$1,528,920

Yogendra N. Rahangdale	12,000	3.7%	26.65	3/15/2015	$201,120	$509,640

David C. Dauch	12,000	3.7%	26.65	3/15/2015	$201,120	$509,640

Thomas L. Martin	8,000	2.4%	26.65	3/15/2015	$134,080	$339,760

(1)	All options were granted on March 15, 2005 at the market price of AAM common stock on March 14, 2005 and were to become exercisable in three approximately equal annual installments beginning one year from the grant date. The vesting period for these options, which were “out-of-the money” as of the end of fiscal 2005, was accelerated effective January 1, 2006 upon the Company’s adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments.

(2)	These columns show gains that could accrue for the options, assuming that the market price of AAM common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. The 5% and 10% annualized rates of appreciation are set by the SEC and are not intended to forecast possible future appreciation, if any, of AAM stock price. If the stock price does not increase above the exercise price at the time of exercise, the realized value to the named executive officers from these options would be zero.

The following table shows additional information about the value of “in-the-money” options held by the named executive officers at December 31, 2005. No stock options were exercised by the named executive officers during 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Year-End		Year-End(1)
	Shares		(#)		($)
	Acquired on	Value
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Dauch	—	—	1,055,000	450,000	2,922,350	—

Joel D. Robinson	—	—	213,400	132,600	—	—

Yogendra N. Rahangdale	—	—	115,980	55,020	331,800	—

David C. Dauch	—	—	52,010	40,000	68,825	—

Thomas L. Martin	—	—	8,250	24,750	—	—

(1)	Based on the difference between the market closing share price on December 31, 2005 ($18.33) and the exercise price. All options were granted at the market price of AAM common stock at the time of grant.

Retirement Program and Pension Plan Tables

AAM maintains the following defined benefit plans for AAM executive officers and certain other AAM executive-level associates (53 total) (collectively, Eligible AAM Executives):

•	American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees (RPSE), which is a qualified plan; and

•	American Axle & Manufacturing, Inc. and Affiliated Corporation Salaried Cash Balance Pension Plan (CBPP), which is a qualified plan; and

•	American Axle & Manufacturing, Inc. Supplemental Executive Retirement Program (SERP), which is a nonqualified plan. Benefits are paid from current earnings of AAM.

RPSE. The RPSE covers AAM salaried associates hired prior to January 1, 2002 and consists of noncontributory benefits and optional contributory benefits. If Eligible AAM Executives do not elect to contribute to the RPSE, they are entitled to receive basic retirement benefits equal to a flat dollar amount per year of credited service, which are essentially equivalent to the benefits under the American Axle & Manufacturing, Inc. Hourly-Rate Employees Pension Plan maintained by AAM for its hourly associates. All Eligible AAM Executives are entitled to this flat dollar per year of service benefit. In accordance with its terms, benefits under the RPSE fully vest after five years of credited service and are payable at the normal retirement age of 65, or earlier, on a reduced basis, at the election of the participant (with an unreduced benefit available in certain cases beginning at age 62).

For each period in which they elect to participate in the contributory portion of the RPSE, Eligible AAM Executives make contributions at a level determined under the RPSE based on the amount of their monthly salary and, upon retirement at or after age 65, receive an annual retirement benefit equal to the sum of their contributions. In addition, Eligible AAM Executives who participate in the contributory portion of the RPSE receive a benefit determined under a formula based on eligible years of credited service (determined based on the period for which they make contributions to the RPSE, up to a maximum of 35 years) and the average monthly base salary received in the highest 60 months out of the final ten years of service. The benefits are subject to certain Code limitations that change from time to time. For the 12-month period ending

December 31, 2005, the Code limited the total remuneration that may be included for purposes of determining benefits under the RPSE to $210,000 on an annualized basis.

CBPP. The CBPP covers AAM salaried associates hired after December 31, 2001 and consists of an annual employer contribution based on the Eligible AAM Executive’s base salary multiplied by a percentage determined by contribution points. Contribution points are equal to the total of the Executive’s age and service with American Axle & Manufacturing, Inc., calculated to the nearest 1/12th. Contribution percentages range from 2.5% to 5.0% of base salary. In addition, interest is credited to the account of the Executive on the last day of each calendar quarter based on the Ten Year Treasury Constant Maturity rate as of January 1 of each year. In accordance with its terms, benefits under the CBPP fully vest after five years of credited service and are payable at the normal retirement age of 65, or earlier, on a reduced basis, at the election of the participant. An Eligible AAM Executive may elect to receive the CBPP benefit in a lump sum payment at any time after termination of employment. The benefits are subject to certain Code limitations that change from time to time. For the 12-month period ending December 31, 2005, the Code limited the total remuneration that may be included for purposes of determining benefits under the CBPP to $210,000 on an annualized basis. Thomas L. Martin is the only named executive officer that participates in the CBPP.

SERP. Under the SERP, Eligible AAM Executives who made the optional specified contributions to the RPSE are also eligible to receive the greater of a “regular” form of the SERP benefit or an “alternative” form of the SERP benefit. Total monthly retirement benefits for an Eligible AAM Executive receiving the “regular” form of the SERP benefit are equal to the following: (1) the product of (a) 2% of the average monthly base salary received in the highest 60 months out of the final ten years of service; and (b) the eligible years of credited service as an employee of AAM (as calculated for the RPSE); less (2) the sum of (a) the total benefit payable under the RPSE (before reduction for any survivor option); and (b) the product of (i) 2% of the maximum monthly social security benefit payable at age 65 in the year of retirement and (ii) the number of years of credited service as an employee of AAM (as calculated for purposes of the contributory portion of the RPSE).

Total monthly retirement benefits for an Eligible AAM Executive receiving the “alternative” form of the SERP benefit are computed so that the sum of the RPSE benefits (before reduction for any survivor option) and the alternative form of SERP benefits equal the following: (1) the product of (a) 1.5% of the sum of (i) the average monthly base salary received in the highest 60 months out of the final ten years of service and (ii) the average monthly incentive compensation received in the highest five years out of the final ten years of service; and (b) eligible years of credited service as an employee of AAM (as calculated for purposes of the contributory portion of the RPSE); less (2) 100% of the maximum monthly social security benefit payable at age 65 in the year of retirement. Supplemental executive retirement benefits otherwise payable under the alternative formula can be reduced or eliminated at the discretion of the Compensation Committee and the Board.

Since the SERP is not subject to ERISA, neither the average monthly base salary used as a factor in determining benefits under the “regular” form nor the total direct compensation (including bonus) used as a factor in determining benefits under the “alternative” form is subject to a limitation under the Code.

Estimated Total Retirement Benefit. The total estimated annual retirement benefits payable to Eligible AAM Executives, including named executive officers, under the RPSE and the SERP are set forth in the following tables:

Table I — RPSE and “Regular” SERP. Table I shows the estimated total annual retirement benefit under the RPSE and the “regular” form of the SERP related to final base salary as of December 31, 2005, that would be payable in 12 equal monthly installments per annum as a single life annuity to Eligible AAM Executives retiring in 2006 at age 65. The benefits shown are based upon participation in the optional contributory portion of the RPSE and maximum annual social security benefits of $24,636 payable to persons retiring in 2006. If an Eligible AAM Executive elects to receive benefits in the form of a 65% joint and survivor annuity to the Eligible AAM Executive and his or her spouse, the amounts shown would generally be reduced by 5%, subject to certain adjustments depending on the age differential between the Eligible AAM Executive and his or her spouse.

TABLE I

Projected Total Annual Retirement Benefits — RPSE plus “Regular” SERP

Highest Five-Year Average
Annual Total
Base Salary**	Years of Eligible Contributory Credited Service*

	15	20	25	30	35

150,000	44,375	59,375	74,375	89,375	104,375

200,000	55,250	72,750	90,250	107,750	125,250

300,000	82,609	110,146	137,682	165,218	192,755

400,000	112,609	150,146	187,682	225,218	262,755

600,000	172,609	230,146	287,682	345,218	402,755

800,000	232,609	310,146	387,682	465,218	542,755

1,000,000	292,609	390,146	487,682	585,218	682,755

1,200,000	352,609	470,146	587,682	705,218	822,755

1,400,000	412,609	550,146	687,682	825,218	962,755

1,600,000	472,609	630,146	787,682	945,218	1,102,755

*	Maximum contributory credited service under the contributory portion of the RPSE and SERP is 35 years. As of December 31, 2005, the number of years of contributory credited service for named executive officers were: R.E. Dauch and J.D. Robinson-11.8333, Y.N. Rahangdale-10.4167, D.C. Dauch-10.5 and T.L. Martin-1.5833. Under the Employment Extension Agreement dated November 3, 2005 with R.E. Dauch, the Company agreed to credit him with 20 years of service, effective December 31, 2009, subject to the terms of the Employment Extension Agreement.

**	The annual base salaries for the most recent years considered in the calculations of the averages are reported in the Summary Compensation Table in the Base Salary column.

Table II — RPSE and “Alternative” SERP. Table II shows the estimated total annual retirement benefit under the RPSE and the “alternative” form of the SERP related to final average total direct compensation (including bonus) as of December 31, 2005 that would be payable in 12 equal monthly installments per annum as a single life annuity to Eligible AAM Executives retiring in 2006 at age 65. The benefits shown are based upon participation in the optional contributory portion of the RPSE and maximum social security benefits of $24,636 payable to persons retiring in 2006. If the Eligible AAM Executive elects to receive benefits in the form of a 65% joint and survivor annuity to the Eligible AAM Executive and his or her spouse, the amounts shown would generally be reduced by 5%, subject to certain adjustments depending on the age differential between the Eligible AAM Executive and his or her spouse.

TABLE II

Projected Total Annual Retirement Benefits — RPSE plus “Alternative” SERP

Highest Five-Year Average
Annual Total Direct
Compensation**	Years of Eligible Contributory Credited Service*

	15	20	25	30	35

400,000	65,634	95,364	125,364	155,364	185,364

600,000	110,364	155,364	200,364	245,634	290,364

800,000	155,364	215,364	275,364	335,364	395,364

1,000,000	200,364	275,364	350,364	425,364	500,364

1,400,000	290,364	395,364	500,364	605,364	710,364

1,800,000	380,364	515,364	650,364	785,364	920,364

2,200,000	470,364	635,364	800,364	965,364	1,130,364

2,600,000	560,364	755,364	950,364	1,145,364	1,340,364

3,000,000	650,364	875,364	1,100,364	1,325,364	1,550,364

3,400,000	740,364	995,364	1,250,364	1,505,364	1,760,364

3,800,000	830,364	1,115,364	1,400,364	1,685,364	1,970,364

4,200,000	920,364	1,235,364	1,550,364	1,865,364	2,180,364

*	Maximum contributory credited service under the contributory portion of the RPSE and SERP is 35 years. As of December 31, 2005, the number of years of contributory credited service for named executive officers were: R.E. Dauch and J.D. Robinson-11.8333, Y.N. Rahangdale-10.4167, D.C. Dauch-10.5 and T.L. Martin-1.5833. Under the Employment Extension Agreement dated November 3, 2005 with R.E. Dauch, the Company agreed to credit him with 20 years of service, effective December 31, 2009, subject to the terms of the Employment Extension Agreement.

**	The annual total direct compensation for the most recent years considered in Table II in the calculation of the sum of the averages of salary and of bonus income (reported here as average annual total direct compensation) is in the Summary Compensation Table in the “Base Salary” and “Bonus” columns.

Employment and Continuity Agreements

Employment Agreements. On November 3, 2005, AAM entered into an Employment Agreement Extension with Richard E. Dauch to extend the term of Mr. Dauch’s Employment Agreement through December 31, 2009. A Supplemental Compensation Agreement dated December 20, 2000, which had extended the term of the Employment Agreement through December 31, 2006, was fully satisfied upon the Company’s final payment to Mr. Dauch under that agreement in 2005. The employment agreements with Mr. Dauch are discussed in the Report of the Compensation Committee on Executive Compensation.

Continuity Agreements. In September 2003, the Company entered into continuity agreements with the Co-Founder, Chairman of the Board & Chief Executive Officer (the CEO participant) and certain executive officers (the Executive participants, and, with the CEO participant, the participants). The payments pursuant to the continuity agreements are triggered upon a defined change of control of the Company and termination of the participant’s employment within a specified period after a change of control or in anticipation of a change of control that occurs thereafter.

A change of control is defined in the continuity agreements as: (a) an acquisition of 20% of Company stock by an unrelated third party; (b) a merger, business combination, sale of at least 51% of assets, liquidation or dissolution where preexisting shareholders do not own at least 51% of the surviving entity; or (c) a change in the majority of the incumbent Board within any 24-month period. If, within two years following the change of control, a participant’s employment is terminated by the participant for good reason or by the Company for any reason other than cause, the participant will be entitled to specified severance benefits, including a lump sum payment in the amount of 2.5 times (Executive participants) or 3.5 times (CEO participant) the participant’s annual salary and bonus. The lump sum for participants also would include any compensation previously deferred pursuant to any nonqualified plan and accrued vacation pay. The terms of the CEO participant’s continuity agreement are subject to his employment and supplemental compensation agreements with the Company.

Generally, each participant would also be entitled to, among other things: (a) continuation of medical, dental, vision, disability, accidental death and dismemberment, and life insurance coverage; (b) acceleration of vesting of all stock options, stock appreciation rights, phantom stock units, and restricted stock awards; (c) additional age and service credit under the Company’s non-qualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contribution, vesting, and eligibility for retirement; (d) use of a Company car for a limited period; and (e) reasonable legal fees in connection with enforcement of the continuity agreement if the participant prevails in a dispute with the Company. Subject to the employment and supplemental compensation agreements, the CEO participant also would be entitled to a lump sum payment of $3 million times the number of long-term equity awards that the CEO would have received annually had he remained employed through December 31, 2006. Each participant would be entitled to benefits payable upon death, disability or retirement after a change in control. Excise taxes would be grossed-up (along with other income taxes relating to the gross-up) to ensure that the participant receives the same net after-tax payment that he or she would have received had no excise tax been imposed, subject to certain limitations.

The continuity agreements place certain restrictions on the ability of a participant whose employment with the Company has terminated to use or disclose confidential information or trade secrets of the Company. Also, the continuity agreements include a non-competition covenant and a covenant prohibiting solicitation of the Company’s employees for 2.5 years for Executive participants and 3.5 years for the CEO participant.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

David C. Dauch is a son of Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer. Since January 1, 2005, David C. Dauch has served as Executive Vice President — Commercial & Strategic Development. AAM expects that David C. Dauch will remain an employee. His compensation from AAM in 2005 was $481,873.

Richard F. Dauch is a son of Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer. Since January 1, 2006, Richard F. Dauch has served as Executive Vice President — Worldwide Manufacturing. Throughout 2005, Richard F. Dauch served as President — Metal Formed Products Division. AAM expects that Richard F. Dauch will remain an employee. His compensation from AAM in 2005 was $458,531.

Robert W. Mathis is the son of B.G. Mathis, a member of the Board of Directors. Since August 2004, Robert W. Mathis has served as Director, HR Operations. AAM expects that Robert W. Mathis will remain an employee. His compensation from AAM in 2005 was $200,352.

Anthony C. Robinson is the son of Joel D. Robinson, who served as Vice Chairman until he retired from AAM February 1, 2006. Since June 2004, Anthony C. Robinson has been a manager of cost estimating. AAM expects that Anthony C. Robinson will remain an employee. His compensation from AAM in 2005 was $129,461.

M. Ben Siniora is the brother-in-law of Abdallah Shanti, Vice President — Information Technology, Electronic Product Integration & Chief Information Officer. Since May 2004, Mr. Siniora has served as Manager, Information Technology — International Operations. AAM expects that M. Ben Siniora will remain an employee. His compensation from AAM in 2005 was $103,160.

Marion A. Cumo, Jr. is a son of Marion A. Cumo, Sr., Vice President — Special Projects. Since June 2003, Marion A. Cumo, Jr. has been a production supervisor at the Detroit Gear & Axle facility. AAM expects that Marion A. Cumo, Jr. will remain an employee. His compensation from AAM during 2005 was $74,922.

Jeffrey W. Cumo is a son of Marion A. Cumo, Sr., Vice President — Special Projects. Since September 2004, Jeffrey W. Cumo has been production coordinator at the AAM Detroit Gear & Axle facility. AAM expects that Jeffrey W. Cumo will remain an employee. His compensation from AAM during 2005 was $101,291.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing and financial reporting processes of the Company. The Audit Committee is directly responsible for the compensation, appointment and oversight of Deloitte & Touche LLP (D&T), the Company’s external auditor. The Audit Committee operates under a written charter adopted by the Board, which is available on AAM’s website (www.aam.com/governance).

Members of the Audit Committee rely on the information provided and the representations made to them by: (1) management, which has primary responsibility for establishing and maintaining appropriate internal controls over financial reporting, and for AAM’s financial statements and reports; and by (2) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and that its audit of the Company’s financial statements have been carried out in accordance with the Standards of the Public Company Accounting Oversight Board — United States (PCAOB).

Auditor Independence

The Audit Committee reviewed and discussed with management, the internal auditors and D&T the Company’s unaudited interim consolidated financial statements for the first three quarters of 2005. The Audit Committee reviewed and discussed with management, internal auditors and D&T the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee also discussed with D&T the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

D&T submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) in which independence from the Company was affirmed by D&T. The Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company were compatible with maintaining D&T’s independence. It is the Audit Committee’s policy to approve in advance audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by D&T. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2005. Based on the reviews and discussions identified above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Fees of Independent Auditors

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,

	2005		2004

Audit Fees	$1,066,000	(a)	$1,222,000	(a)
Audit Related Fees	0		85,000	(b)
Tax Fees	783,000	(c)	862,000	(c)
All Other Fees	0		0

Total	$1,849,000		$2,169,000

(a)	Includes fees for the audit of annual financial statements, reviews of quarterly financial statements, statutory audits, consents and comfort letters and other services related to SEC matters.
(b)	Includes fees for Sarbanes-Oxley Act Section 404 advisory services in 2004.
(c)	Fees for tax services in 2005 and 2004 consisted of tax compliance and tax planning advice. Fees for tax compliance were approximately $0.7 million in 2005 and approximately $0.6 million in 2004; fees related to tax planning were approximately $0.1 million in 2005 and approximately $0.3 million in 2004.

The Audit Committee selected D&T as the Company’s independent auditors for the year ending December 31, 2006. One or more representatives of D&T will attend the 2006 annual meeting of stockholders, will make a statement, if desired, and will be available to respond to questions from stockholders.

Audit Committee of the Board of Directors

Thomas K. Walker, Chairman
Richard C. Lappin
William P. Miller, II
Larry K. Switzer

OTHER INFORMATION

Proxy Information

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. No proxy solicitor has been retained by the Company. Proxy materials were distributed by mail by Computershare Trust Company, N.A., as part of its responsibilities as AAM’s transfer agent. AAM reimbursed brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

Stockholder Proposals for 2007 Annual Meeting

Under the rules and regulations of the SEC, AAM stockholder proposals for the 2007 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 22, 2006 in order to be considered for inclusion in the Company’s proxy materials. In addition, AAM’s bylaws require a stockholders intending to present any matter for consideration at the 2007 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February  17, 2007, but no earlier than January 28, 2007. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt.

If the date for the 2007 annual meeting is significantly different from the first anniversary of the 2006 annual meeting, SEC rules and AAM bylaws provide for an adjustment to the notice periods indicated above. We expect the persons named as proxies for the 2006 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a stockholder who does not provide adequate and timely written notice of such a proposal.

Obtaining a copy of 2005 Form 10-K

AAM will furnish to stockholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 without charge upon request. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2005 Annual Report on Form 10-K is on our website (www.aam.com/investor).

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

March 22, 2006

APPENDIX A

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

CORPORATE GOVERNANCE GUIDELINES

The following guidelines were adopted by the Board of Directors of American Axle & Manufacturing Holdings, Inc. (AAM or Company) and, along with the charters and practices of the Board and its committees, provide the framework for the corporate governance of AAM. These guidelines are subject to change as the AAM Board of Directors (Board) may find necessary or advisable. These Guidelines are available on the AAM website and written copies will be provided to stockholders without charge upon request.

Role of the Board and Management

AAM’s business is conducted by its associates, managers and executive officers under the direction of the Co-Founder, Chairman of the Board & Chief Executive Officer. The AAM Board is elected by stockholders to oversee top management and to ensure that the interests of stockholders are being served. The principal functions of the Board, as a whole or through its committees, are to:

•	Review, approve and monitor AAM’s major strategic financial and business activities and corporate activities;

•	Review, approve and monitor AAM’s annual operating budget and evaluate the Company’s performance to the budget;

•	Assess major risks and opportunities facing the Company and review options for addressing them;

•	Evaluate and compensate the Chief Executive Officer (CEO);

•	Plan for the succession of the CEO and other executive officers;

•	Oversee and evaluate management’s systems for internal control, financial reporting and public disclosure;

•	Ensure that processes are in place for maintaining the ethical conduct of the Company, including the integrity of its financial statements and its compliance with applicable laws and regulations;

•	Identify, evaluate and nominate candidates for the Board; and

•	Undertake an annual performance evaluation of the Board and the Audit, Compensation and Nominating/ Corporate Governance Committees.

Size of Board

The Board currently has 9 members. The number of members may change from time to time depending upon the needs of the Board and the Company and the availability of qualified candidates.

Board Structure

AAM’s Board is equally divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board believes that staggered election of directors helps to

Adopted by Board of Directors October 27, 2004.

maintain continuity and ensure that a majority of directors at any given time will have in-depth knowledge of AAM. Directors hold office until the expiration of their respective terms and their successors have been elected and qualified, or until their earlier death, resignation or removal.

Selection of Directors

The Board has delegated to the Nominating/ Corporate Governance Committee the responsibility for identifying, evaluating and recommending nominees for membership on the Board, in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer.

Qualifications. Candidates for director nominees to the AAM Board are reviewed in the context of the current composition of the Board, the operating requirements of AAM and the interests of the stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities to be considered include:

•	The highest ethical character and shared values with AAM as reflected in AAM’s Vision and Mission;

•	Loyalty to AAM and concern for its success and welfare;

•	High-level leadership experience and achievement at a policy-making level in business, educational or professional activities;

•	Breadth of knowledge about issues affecting AAM;

•	Ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;

•	Willingness to apply sound, independent business judgment;

•	Awareness of a director’s vital role in the Company’s good corporate citizenship and corporate image; and

•	Sufficient time and availability to effectively carry out a director’s duties.

Independent Directors. A majority of the Board must be independent. The Board will establish and maintain guidelines to determine which directors are independent. These guidelines will contain categorical standards which satisfy the criteria for independence as defined by the New York Stock Exchange (NYSE). The AAM Board Independence Guidelines, which are attached as Appendix A, shall be disclosed in the Company’s proxy statement as required by the Securities and Exchange Commission (SEC) and on the AAM website. The Board will on an annual basis affirmatively determine for each director whether or not he or she is independent, and report such determinations in the proxy statement.

Selection Process — New Board Candidates. The Nominating/ Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board. In consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, the Committee identifies the need to add a new director or fill a vacancy on the Board and makes recommendations to the Board based on referrals from any Board member or other appropriate source. The qualifications of potential candidates are evaluated and, following this initial screening, individuals meeting the Board’s criteria are recommended for further consideration and interviews by the Chairman of the Nominating/ Corporate Governance Committee and other Board members, as appropriate under the circumstances. As a final step, the Nominating/ Corporate Governance Committee recommends the candidate(s) for Board approval.

Nominees for Re-election. The Board believes that directors should not expect automatic re-nomination for successive terms of office. Accordingly, incumbent directors are subject to

Adopted by Board of Directors October 27, 2004.

evaluation by the Nominating/ Corporate Governance Committee and/or the Board before being nominated for re-election by the stockholders. The Board considers, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board.

Vacancies. The Board may fill vacancies in existing director positions. A director appointed by the Board as a result of a vacancy serves the remainder of the term for the position filled.

Director Responsibilities

Directors are expected to attend all Board and committee meetings for which they serve, and the annual meeting of stockholders. Although 100% attendance is expected, the Board considers 75% attendance at quarterly Board and committee meetings to be a minimum requirement. Directors are also expected to review all background and explanatory materials provided in advance of the meetings and to participate in all meetings as appropriate.

Term Limits; Retirement Policy

Although the Board has not set age or term limits, the Board believes that in most circumstances directors should not stand for re-election for a term in which they reach age 72.

Significant Changes in Director Circumstances

If a director’s occupation or other relevant circumstances change significantly, or if a director becomes unavailable for active Board or committee participation, that director must offer his or her resignation in writing to the Co-Founder, Chairman of the Board & Chief Executive Officer and the Chairman of the Nominating/ Corporate Governance Committee for consideration by the Board. The Nominating/ Corporate Governance Committee, in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, will evaluate the circumstances and recommend appropriate action, if any, with respect to the offer of resignation. To the extent possible, a director should provide advance notice of such change in circumstances to enable Board consideration and planning.

Limitations on Other Board Service

The Board expects its members to have sufficient time and availability to effectively serve AAM and its stockholders. Accordingly, directors should not serve concurrently on more than three other public and private for-profit company boards. Directors serving on the Audit Committee shall not serve on more than two other audit committees of public companies. In addition, service on other boards or associations must not violate AAM’s conflict of interest policy. Directors must notify the Co-Founder, Chairman of the Board & Chief Executive Officer and the Chairman of the Nominating/ Corporate Governance Committee in writing before accepting an invitation to serve on another public or private for-profit company board.

Director Orientation and Education

AAM maintains a director orientation program that contains written material, presentations by senior executives, and visits to major AAM manufacturing facilities. Directors are expected to attend the annual meeting of stockholders and are invited to attend AAM’s Executive Leadership Conference, Town Hall meetings and other Company events. AAM will support attendance at continuing education seminars and conferences for directors.

Adopted by Board of Directors October 27, 2004.

Functioning of the Board

Board Meetings. The Board holds four regularly scheduled meetings each year, normally on a calendar quarterly basis, or more often if necessary.

Agenda. The Co-Founder, Chairman of the Board & Chief Executive Officer, taking into account suggestions from other members of the Board, will set the agenda for each Board meeting, and will distribute the agenda in advance of the meeting.

Advance Distribution of Materials. Board materials related to agenda items are generally provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. Occasionally, materials related to certain confidential issues or other matters may not be appropriate or timely for prior distribution and/or retention by Board members.

Access to Senior Management and Outside Advisors. Members of senior management attend Board meetings or portions thereof to provide information required by the Board to fully understand the matters being considered. Generally, presentations related to issues under consideration by the Board are made by the senior executive responsible for the applicable area of the Company’s operations. In addition, the Co-Founder, Chairman of the Board & Chief Executive Officer invites other AAM executives or associates to attend Board meetings. The Board may retain independent advisors as necessary or appropriate.

Executive Sessions of Non-management and Independent Directors. Non-management directors meet without the presence of AAM management in regularly scheduled executive sessions. Independent directors meet in executive session (without management or non-independent directors present) at least once a year. An independent director has been selected to preside at each executive session, which takes place upon conclusion of the full Board’s regularly scheduled meetings. Upon conclusion of executive sessions, the full Board reconvenes to receive feedback (as appropriate) from attendees of the executive sessions.

Committees. The Board considers all major decisions of AAM. However, the Board has established five standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee, (2) the Compensation Committee, (3) the Nominating/ Corporate Governance Committee, (4) the Executive Committee and (5) the Technology Committee. The Audit, Compensation and Nominating/ Corporate Governance Committees consist entirely of independent directors. The members and chairmen of all Board committees are recommended to the Board by the Nominating/ Corporate Governance Committee in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer. The committees generally hold meetings in conjunction with scheduled meetings of the full Board. Charters of the Audit, Compensation and Nominating/ Corporate Governance Committees are maintained on the AAM website and copies will be mailed to stockholders without charge upon request.

Performance Evaluations; Succession Planning

Annual CEO Evaluation. The Compensation Committee reviews and approves corporate goals and objectives related to compensation of the CEO and other executive officers, consistent with employment agreements, if any. The Compensation Committee meets with the CEO to discuss the goals and objectives and to evaluate his performance. Independent directors not on the Compensation Committee may provide input. The Board as a whole may discuss the CEO’s compensation in general. The Compensation Committee then determines the CEO’s compensation based on his performance and that of the Company, in accordance with the terms of his employment agreement.

Adopted by Board of Directors October 27, 2004.

Board and Committee Self-Evaluation. The Nominating/ Corporate Governance Committee is responsible for developing an annual self-evaluation process for the full Board and the Audit, Compensation and Nominating/ Corporate Governance Committees. The Nominating/ Corporate Governance Committee will administer the self-evaluation process for the full Board and deliver to the Board a summary of the results of the Board’s self-evaluation, assessing the Board’s compliance with these Guidelines and identifying areas in which the Board could improve its operations. The Chairmen of the Audit, Compensation and Nominating/ Corporate Governance Committees will deliver a summary of their respective Committees self-evaluations to the full Board.

Succession Planning. The Nominating/ Corporate Governance Committee oversees and approves the management continuity process. The Nominating/ Corporate Governance Committee evaluates the succession plans of the CEO and other executive officers and, in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, makes recommendations to the Board on the selection of individuals to occupy these positions.

Board Compensation*

The Compensation Committee is responsible for recommending to the Board compensation and benefits to non-employee directors. AAM pays non-employee directors an annual retainer and additional fees for attendance at Board and committee meetings, with additional fees for the chairmen of Board committees. Directors are reimbursed for out-of-pocket expenses of attending Board and committee meetings. Beginning in 2006, the Company will grant non-employee directors $40,000 worth of restricted stock units of AAM common stock upon election to the Board and annually during their service as directors. The restricted stock units vest in three equal annual installments and include voting and dividend rights upon the date of grant. Distribution of AAM common stock upon vesting of the restricted stock units may be deferred until after retirement from the Board upon election of the non-employee director. Payment of retainer and meeting attendance fees may be deferred until after retirement from the Board under the Company’s Executive Deferred Compensation Plan. The Compensation Committee periodically reviews appropriate market data to determine market competitive compensation for its directors.

Director Stock Ownership*

The Board recommends that non-employee directors maintain ownership of at least 4,000 shares of AAM common stock. Vested grants of restricted stock units will be counted as owned for purposes of these guidelines, and non-employee directors are given six years to reach the recommended level of stock ownership.

Board Interaction with Investor Groups, the Media and Others

The Co-Founder, Chairman of the Board & Chief Executive Officer is responsible for establishing effective communications and designating Company spokespersons for interaction with investor groups, equity analysts, government officials, the media and others. AAM’s policy is that AAM speaks through its management as designated by the Co-Founder, Chairman of the Board & Chief Executive Officer.

Ethics and Conflict of Interest

The Board expects members of the AAM Board, as well as executive officers and associates, to act ethically at all times and to comply with the AAM Code of Business Conduct. If an actual or

*	Effective February 2, 2006

Adopted by Board of Directors October 27, 2004.

potential conflict of interest arises for a director, the director must promptly inform in writing the Co-Founder, Chairman of the Board & Chief Executive Officer and the Chairman of the Nominating/ Corporate Governance Committee. Upon recommendation of the Nominating/ Corporate Governance Committee, in consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, the Board will resolve the matter in the best interests of the Company. The AAM Code of Business Conduct is available on the AAM website.

Stockholder Communication with the Board

Stockholders may communicate with the Board through the Secretary of AAM by mail at AAM’s World Headquarters at One Dauch Drive, Detroit, Michigan 48211-1187 or by e-mail at AAMBoardofDirectors@aam.com. Depending on the subject matter of the communication, the Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	handle or refer the matter to the appropriate AAM department or representative;

•	not forward the communication if it is a commercial solicitation or other inappropriate topic for Board consideration; or

•	forward the communication to the Audit Committee if it is a matter relating to accounting, internal accounting controls or auditing matters of the Company.

At each Board meeting, the Secretary will present a summary of all communications received since the last meeting and make all communications available to Board members.

Adopted by Board of Directors October 27, 2004.

Appendix A to Corporate Governance Guidelines

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE GUIDELINES

A determination of director independence requires the Board to establish that a director does not have any direct or indirect material relationship with AAM(1). In making an independence determination, the Board will consider all relevant facts and circumstances not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

A director will not be considered independent if, within the preceding three years, any of the following apply:

•	the director was employed by AAM, or an immediate family member(2) served as an executive officer of AAM.

•	the director received direct compensation from AAM, other than director and committee fees and pension or other forms of deferred compensation for prior service (and not contingent on continued service).

•	an immediate family member received more than $100,000 per year in direct compensation from AAM.

•	the director is affiliated with or employed by AAM’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by AAM’s independent auditor.

•	the director or any of his or her immediate family members has been part of an “interlocking directorate” in which an executive officer of AAM serves on the compensation committee of another company that employs the director.

(1)	AAM includes American Axle & Manufacturing Holdings, Inc. and its direct and indirect subsidiaries.

(2)	Immediate family includes spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who share the director’s home.

•	the director is an executive officer or employee, or an immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AAM for property or services in any single fiscal year, exceeding the greater of two percent (2%) of the annual consolidated gross revenue of that company or $1 million.

•	the director is an executive officer of a charitable organization that has received contributions from AAM in any single fiscal year of more than $1 million or two percent (2%) of the charitable organization’s consolidated gross revenues, whichever is greater.

Adopted by Board of Directors October 27, 2004.

AAH PS-06

Election of Directors               PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 — Forest J. Farmer	☐	☐

02 — Richard C. Lappin	☐	☐

03 — Thomas K. Walker	☐	☐

Mark this box with an X if you plan to		☐
attend the meeting.
Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.
NOTE: Please date and sign the proxy exactly as the name or names appear at left. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return the signed proxy in the enclosed envelope.
This section must be completed for your instructions to be executed.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Richard E. Dauch and Patrick S. Lancaster, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 27, 2006 or at any adjournments of the meeting.
This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in proposal 1.
Voting by the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.
(Continued and to be signed on the reverse side.)
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27, 2006.

THANK YOU FOR VOTING